Exhibit 10.2     Line of Credit

BUSINESS ACCESS LINE OF CREDIT NOTE.                NEW YORK
M&T BANK
Manufactures and Traders Trust Company
February 22, 2001                                   $50,000.00

Borrower: ROCHESTER PORTABLE SPECIALTIES, INC., a corporation organized under the laws of New York Address of residence/chief executive office: 2557 Cannan Road, Bloomfield, New York 14489 Bank: MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation with the principal banking office at One M & T Plaza, Buffalo, New York 14240 Attention: Office of General Counsel.

You, intending to be legally bound, hereby agree as follows:

1. Definitions. Each capitalized term shall have the meaning specified herein and the following terms shall have the indicated meanings.

     a. "Account" means the Business Line of Credit established in your name.

     b. "Account Balance" means the total of Loans, Annual Fees, late charges, over-the-limit charges, interest, finance charges and any other amounts posted to and owing under your Account or this Note.

     c. "Applicable Rate" means 1.5 percentage points above the Bank's prime rate of interest ("Prime Rate"). Any change in the Prime Rate shall be on the first day of the calendar quarter after such change occurs.
          *See Rider A attached hereto and made a part hereof.

     d. "Authorized Person" shall mean, each individually, Robert Denome, President. Mention of the Authorized Person's name is for reference purposes only and we may rely on a person's title to ascertain whether someone is an Authorized Person.

     e. "Billing Period" means any period of approximately a month at the end of which we compute the amount to be billed under your Account.

     f. "Checking Account" means any commercial checking or NOW account with us which you have requested be linked to the Account for overdraft protection.

     g. "Credit Line" means the credit limit for your Account and is FIFTY THOUSAND DOLLARS AND NO CENTS ($50,000.00).

     h. "Line of Credit Check" means any direct loan check that is issued by the Bank for use with your Account.

     i. "Loan" means any amount of credit obtained under your Account and in any other way including by a Line of Credit Check and posted to and owing under your Account.

     j. "Minimum Repayment Fraction" means 1/36 of the outstanding principal amount of all Loans at the end of the last day any Loan was posted to your Account before the end of a Billing Period.

     k. "Periodic Rate" means the Applicable Rate in effect on the day of calculation divided by 365.

     l. "We", "us", "our", "ours", and "Bank" means Manufacturers and Traders Trust Company, a New York banking corporation with its principal banking office at One M&T plaza, Buffalo, NY 14240, Attention: Office of General Counsel.

     m. "You", "your" and "Borrower" means the person or business who signs below.

2.  Credit Line and Loans

     a. We may make any Loan to you in reliance upon any oral, telephonic, written, teletransmitted or other request (the "Request(s)") that we in good faith believe to be valid and to have been made by you or on behalf of you by an Authorized Person. We may act on the Request of any Authorized Person until we have received from you, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. Without limiting the generality of the foregoing, you shall be considered to have Requested a Loan by using a Line of Credit Check, sending us instructions by using an M&T Online QuickBank ATM card or Business Check card linked to your Account, together with your Pin, at any Bank electronic facilities, via M&T OnLine or by any other electronic means. If the Checking Account is tied to your Account for overdraft protection you authorize us to make a Loan and deposit it into the Checking Account, without your notice to or consent, if (i) an item is presented against the Checking Account (including, without limitations, checks, fees or services charges) or you withdraw funds or make a transfer from such Checking Account and
(ii) the available funds in such Checking Account are not sufficient to pay such item or make the withdrawal or transfer. The amount of such Loan shall not be less than the difference between (i) the amount of available funds in the Checking Account and (ii) the amount necessary to pay the item presented against the Checking Account or to effectuate the withdrawal or transfer. We can, but will not have to, treat all credits obtained under your Account during any day in ways described in this paragraph as a single Loan. We shall incur no liability to you or to any other person as a direct or indirect result of making any Loan pursuant to this paragraph. All Loans are discretionary and all amounts are due upon demand. You hereby waive protest, presentment and notice of any kind in connection with this Note. A Loan is considered made on the date we post it to the Account.

     b. You agree all Loans will be for business purposes only and not to request a Loan: (i) which would cause your Account Balance to exceed the Credit Line; or (ii) as a payment on what you owe to the Bank on the Account or pay any other indebtedness from you to the Bank or any of our affiliates existing now or coming into existence in the future. If your Account Balance ever exceeds your Credit Line, you shall immediately pay us the excess.

3.  Payments

     a. Promise to Pay. For value received, you promise to pay to the order of the Bank on demand, your Account Balance and all fees, charges and Expenses. You can pay your Account Balance in full at any time without penalty, or you can pay it in installments. All payments must be in United States funds.

     b. Payments. You shall make payments to us as follows:

     Minimum Payment. Absent demand for repayment in full, you shall pay, by the due date shown on any statement for your Account, at least the minimum payment shown on the statement. The minimum payment will be the total of:

          i. The Minimum Repayment Fraction but at least the lesser of (a) $10 or (b) the outstanding principal amount of all Loans at the end of a Billing Period.

          ii. All charges for annual fees, late charges, over-the-limit charges, charges for unpaid checks, dishonored check charges, Expenses, and finance charges posted to your Account during the billing Period; and

          iii. The minimum payment shown on the preceding statement for your Account to the extent that it remains unpaid at the end of the Billing Period. Inclusion in the minimum payment of this item (iii) will not give you any additional time to pay them, and they will remain immediately due. Paying more than the minimum payment will not relieve you of the obligation to pay any minimum payment shown on any future statements for your Account.

4. Default Rate. If you fail to pay any amount under this Note when due, we may in our sole discretion, increase the Applicable Rate to 5 percentage points per year above the otherwise applicable rate per year (the "Default Rate") and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such Default Rate.

5. Finance Charges.

     a. Accrual of Finance Charges. Finance charges will begin to accrue on any amount included in your Account Balance on the day it is posted to your Account.

     b. Computation of Finance charges. The finance charge will be figured this way:

         (1) Each day in the Billing Period, we will start with your Account Balance at the beginning of that day. We will add to it all Loans posted to your Account that day and subtract from it all payments and credits posted to your Account that day and all charges for Annual Fees, late charges, over-the-limit charges, charges for unpaid Line of Credit checks, dishonored check charges and finance charges included in your Account Balance after the application of the payments and credits to your Account Balance. The result will be the total of Loans included in your Account Balance for that day.

         (2) Each day in the Billing Period, we will multiply the total of Loans included in your Account Balance for that day by the Periodic Rate in effect on that day for Loans. The result will be the finance charge for Loans for that day.

         (3) We will add up the finance charges for Loans for all the days in the Billing Period. If your account also acts as an overdraft line of credit for Checking Account the loan service charge for advances made to prevent overdrawing your checking account will remain for each Loan posted at $1.00 but only for overdraft loans. We may change the overdraft charge from time to time in our sole discretion.

     c. Maximum Legal Rate. The maximum interest rate charged under the Note shall in no event exceed the maximum rate permitted by applicable law (the "Maximum Legal Rate"). If this Note is for a personal loan of less than $2,500,000 and is secured primarily by a one-to-four-family residence, such interest rate shall not exceed 16%. Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically cancelled, and, if received by us, shall be refunded to you.

6. Fees, Charges and Expenses. You agree to pay on demand (i) all applicable fees and charges as set forth below and as may be changed from time to time at our sole discretion, and (ii) the Expenses as defined below.

     a. Annual Fee. You will pay a non-refundable annual Fee of $250.00. This is a fee for the convenience of having your Account and not a fee you pay in exchange for having a specified amount of credit available under your Account for a specified period of time. This fee will be billed to your Account each year as long as your Account remains open, whether or not credit is obtained under your Account.

     b. Late charges. If the minimum payment shown on any statement for your Account is overdue for 10 or more days, you must pay a late charge which shall be either of the following as we may select in our discretion (i) $20 or (ii) 5% of such minimum payment shown on a statement for your Account; provided, however, that if this Note is secured by 1-4 family owner-occupied dwelling the grace period shall be 15 days, the late charge shall be 2% of the delinquent amount, any excess collected by mistake shall be refunded on request, and each such late charge shall be separately charged and collected by the Bank.

     c. Over-the-Limit Charges. If your Account Balance exceeds your Credit Line at any time during any Billing Period, you must pay an over-the-limit charge of $20 for the Billing Period.

     d. Charges for Unpaid Line of Credit Checks. For each Line of Credit Check that we do not pay because you are in violation of, or our paying that Line of Credit Check would cause you to be in violation of, any provision of this Note, you must pay a charge of $20 for that Line of Credit check.

     e. Dishonored Check Charges. If you use a check to pay any amount owing under your Account and the check is not paid, you must pay a dishonored check charge not in excess of the amount permitted by applicable law.

     f. Expenses. You shall pay on demand, all costs and expenses incurred by us from time to time with regard to this Note (including without limitation attorneys' fees and disbursements whether for internal or outside counsel), negotiating or documenting a workout or restructuring, or preserving its rights or realizing upon any guaranty or other security for the payment of this Note ("Expenses").

7. Application and Crediting of Payments.

     a. Application. Payments may be applied in any order in our sole discretion but, prior to demand, we will apply any payment posted to your account during any billing Period to your Account Balance at the beginning of the Billing Period in the following order: (i) finance charges for Loans, (2) charges for unpaid Line of Credit Checks and dishonored check charges, (3) annual fees, (4) late charges and over-the-limit charges, (5) Loans included in the minimum payment shown on the statement for your Account for the preceding Billing
Period, (6) total Loans shown on the statement for your Account for the preceding billing period, and (7) new Loans.

     b. Crediting. Except to the extent required by applicable law, any payment we receive for application to your Account Balance need not be posted to your Account or considered to have been made until the fifth day after the date we receive it unless it is (i) made in United States funds, in cash delivered in person or by account-specific check or money order payable to the order of the Bank, (2) accompanied by a payment stub for your Account, and (3) received by us at the payment address set forth on your statement or at any branch office of the Bank.

8. Bank Records conclusive. We will maintain on computer, the date and original principal amount of each Loan and your Account Balance. The Account Balance so maintained shall be presumptive evidence of the Account Balance under this Note. No failure by the Bank to make and no error by the Bank in making, any annotation on any such computer shall affect your obligation to pay the account Balance or any other obligation hereunder.

9. Setoff. We shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with us or any of our affiliates or otherwise owing by us or any of our affiliates in any capacity to you or any guarantor or endorser of this Note. Such set-off shall be deemed to have been exercised immediately at the time the Bank or such affiliate elect to do so.

10. Financial and Other Information. If you change the address or mailing address, change the name, organization or ownership of the business, or if there is any unfavorable change in your financial condition you must promptly notify us in writing of the change. Whenever we ask you to do so, you must submit to us business and/or personal financial statements in the form satisfactory to us.

11. Cancellation. Modification, Suspension or Other Limitation. You can cancel your Account at any time by notifying us in writing. The cancellation will not take effect until we receive the notice and have a reasonable time to act on it. The Account is available subject to our continuing review and right of cancellation, modification, suspension or other limitation at any time and for any reason, without any notice to you. The cancellation, modification, suspension or other limitation will take effect immediately unless we decide to have it take effect later. If you cancel your Account or learn that we have cancelled it, you must stop using it, prohibit further use of it and return to us all unused Line of Credit checks. If you learn that we have suspended your Account, you must stop using it and prohibit further us of it. If you learn that we placed any other limitation on your Account, you must use it only in accordance with that limitation and prohibit its use except in accordance with that limitation. Cancellation of your Account by you or cancellation, modification, suspension, or other limitation of your Account by us will not affect any of your obligations under this Note.

12. Line of Credit checks Our Property. Each Line of Credit Check is and will remain our property and, upon our request, must be returned to us.

13. Statements: Lost Line of Credit Checks. Any statement for your Account will be sent to your current mailing address shown in our records concerning your Account. Any notice you send us concerning any loss, theft or possible unauthorized use of any Line of Credit Check must be sent to M&T Bank, P.O. Box 1303 Buffalo, New York 14240-4091

14. Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank's records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower's relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three
(3) business days after deposit in an official depositor maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

15. Stopping Payment of Line of Credit Check. You can order us not to pay any Line of Credit Check even if the Line of Credit check was signed by someone else. We will not have to follow the order unless it includes (1) your Account number, (2) the exact amount, date and number (if any) of the Line of Credit check, (3) the name, exactly as it appears on the Line of Credit Check, of everyone to whose order the Line Of Credit Check is payable, and (4) the name, exactly as it appears on the Line of Credit Check, of the person who signed the Line of Credit Check. We will not have to follow the order until we have a reasonable time to record it against your Account. We can, but we will not have to, treat more than three orders not to pay a Line of Credit check as effective at any time. You can cancel any order not to pay a Line of Credit Check even if the order was given by someone else. We will not have to follow the cancellation unless it is in writing and until we have had a reasonable time to record it against your Account. We will in good faith try (1) not to pay any Line of Credit Check that we have been properly ordered not to pay and (2) to pay any Line of Credit Check for which an order not to pay has been properly canceled. We may be responsible if we fail to exercise ordinary care to (1) avoid paying any Line of Credit Check that we have been properly ordered not to pay or (2) follow the proper cancellation of any order not to pay a Line of Credit Check. We will have exercised that ordinary care if (1) we act in good faith, (2) we have a reasonable system for communicating orders of that type and cancellation of orders of that type to our employees and agents who would be likely to receive the Line of Credit Check, and (3) we reasonably follow the system as a matter or routine.

16. Changes. Except as set forth below, no change in this Note or waiver of any right or remedy hereunder can be made except in a writing signed by us. No course of dealing or other conduct, no oral agreement or representation made by us, Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank, Except to the extent prohibited by applicable law, from time to time in our sole discretion we can change (i) any term of this Note, (ii) any aspect of your Account, and (iii) any fee or other charge applicable to your Account including, without limitation, the Annual Fee, the Late Charges, the Over-the-Limit Charges, and the Dishonored Check charges. In connection with any charges due to operational and technological changes or changes in law, such change shall be effective immediately and otherwise 30 days after notice is given. Your use of the Credit Line after being provided with notice of any change shall be deemed acceptance of the terms and conditions of such change.

17. Miscellaneous. This Note, together with any related loan and security agreements and guaranties, contains the entire agreement between you and the Bank with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by us. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive. No single, partial, or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice. You agree that in any legal proceeding, a copy of this Note kept in the Bank's course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall insure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

18. Joint and Several. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts which become due under this Note and the term "Borrower", "you", and "your" shall include each as well as all of them.

19. Governing Law: Jurisdiction. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York. This Note will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXLCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER'S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXCERSING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR
AGAINST ANY PROPERTY ORF BORROWER WITHING ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISCTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on more convenient forum in any action instituted under this note.

20. WAIVER OF JURY TRIAL. YOU AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY YOU AND THE BANK MAY HAVE IN ANY ACTION OR PREOCEEDING, IN LAW OR IN EQUITY, IN CONNECTIONS WITH THIS NOTE OR THE TRANSACTION RELATED HERETO. YOU REPRESENT AND WARRANT THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. YOU ACKNOWLEDGE THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

Replacement Note. This Note is given in replacement of in substitution for, but not in payment of, a note dated on or about May 5, 1999 in the original principal amount of $25,000.00 issued by ROCHESTER PORTABLE SPECIALTIES. INC. to the Bank (or its predecessor in interest), as the same may have been amended from time to time.

Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank Borrower hereby authorizes the Bank to debit available funds in Borrower's deposit account #1523XXXX with the Bank automatically for any amount which becomes due under this Note or as directed by an Authorized Person, by telephone.

Rochester portable Specialties, Inc.
By: /s/
Robert Denome, President


RIDER A
Rate Reduction for Business Access Line of Credit Note ("Note")

You have executed and delivered to us a Business Access Line of Credit (the "Note"). This Rider is attached to and made a part of the Note. Unless defined herein otherwise, all capitalized terms in this Rider shall have the same meanings as in the Note.

The Note provides for an introductory Rate and after the expiration of the Introductory Rate, for the applicable rate to automatically increases to a higher standard interest rate (the "Standard Rate"). You have agreed that the payments due under this Note shall be made by an automatic deduction from a designated Bank business checking account (the "Designated Account"). In exchange for keeping the average available balance in the Designated Account equal to or greater than $10,000 and for having your payments made by automatic deduction, we have agreed to have the Standard Rate under the Note reduced by .5 percentage points (the "Rate Reduction") subject of the following:

         Once the Introduction Rate has expired, the Standard Rate will be reduced by the Rate Reduction until the occurrence of one or more of the following events (any, a "Termination Event"): (i) the average available balance in the Designated Account for the Introductory Period, and for each six month period thereafter, fails to be equal to or greater than $10,000; (ii) payments under the Note via the automatic deduction described above are terminated, suspended or modified for any reason whatsoever, including, without limitation, the closing of the Designated Account or the revocation of authorization for the automatic deduction; (iii) you fail to pay when due (whether upon demand, by acceleration or otherwise) any amount due under the Note or that you have otherwise defaulted on your obligations under the Note of your agreements with us or any of our affiliates; or (iv) you commence, or have commended against you, any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of settlement of claims against or winding up or your affairs.

         Upon the occurrence any Termination Event the Rate Reduction shall automatically terminate without further notice to you and interest thereafter shall accrue as the Standard Rate. Any default rate under the Note shall be based on the Standard Rate without the benefit of the Rate Reduction. Our failure to terminate the Rate Reduction upon the occurrence of any Termination Event shall not be deemed a waiver of our right to do so or your obligation to pay interest at the Standard Rate (or default rate, if applicable) from the date of the Termination Event even if payments are accepted after the Termination Event and calculated using the Rate Reduction.